EXHIBIT 99.1

Spirit Airlines Reports December 2012 Traffic

Miramar, Florida (January 14, 2013) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for December 2012 and year-to-date 2012.
Traffic (revenue passenger miles) in December 2012 increased 30.6 percent versus December 2011 on a capacity (available seat miles) increase of 27.6 percent. Load factor for December 2012 was 84.7 percent, an increase of 1.9 points as compared to December 2011. Spirit's preliminary completion factor for December 2012 was 98.3 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended December 31, 2012 and 2011.

	December 2012	December 2011	Change
Revenue passenger miles (RPMs) (000)	895,710	685,830	30.6%
Available seat miles (ASMs) (000)	1,057,478	828,785	27.6%
Load Factor	84.7%	82.8%	1.9 pts
Passenger flight segments	923,862	748,030	23.5%
Average stage length (miles)	951	902	5.4%
Total departures	6,963	5,949	17.0%

	YTD 2012	YTD 2011	Change
Revenue passenger miles (RPMs) (000)	9,663,721	8,006,748	20.7%
Available seat miles (ASMs) (000)	11,344,731	9,352,553	21.3%
Load Factor	85.2%	85.6%	(0.4) pts
Passenger flight segments	10,422,548	8,517,586	22.4%
Average stage length (miles)	909	921	(1.3)%
Total departures	78,582	65,565	19.9%

Fourth Quarter 2012 Guidance
The Company estimates its total revenue per ASM (RASM) for the fourth quarter 2012 decreased 7 to 8 percent year-over-year.

Hurricane Sandy reduced fourth quarter revenue by approximately $25 million and reduced total RASM year-over-year by approximately 6.5 percentage points. The revenue impact from Hurricane Sandy was less than previously estimated primarily due to a stronger-than-anticipated recovery in demand for the month of December.

The Company's fourth quarter 2012 cost per available seat mile (CASM), excluding special items and unrealized mark-to-market hedge gains, is estimated to be between 10.00 cents and 10.05 cents. Spirit estimates its CASM ex-fuel for the quarter was between 5.90 cents and 5.95 cents, which is in line with the Company's previous guidance.

The following table summarizes Spirit's updated guidance for the fourth quarter 2012. All data is based on preliminary estimates and is subject to change. Spirit plans to announce fourth quarter 2012 results on February 26, 2013.

	4Q12E

Total revenue per ASM (RASM) year-over-year % change	(7%) to (8%)

Operating Expense per ASM (CASM) (cents)
CASM (1)	9.99		10.04
Less: Unrealized mark-to-market gains per ASM (2)	(0.01)
CASM excluding unrealized mark-to-market gains	10.00	-	10.05
Less: Economic fuel expense per ASM (3)	4.10
CASM ex-fuel	5.90	-	5.95

Fuel Expense per Gallon($)
Fuel cost	$3.29
Less: Unrealized mark-to-market gains (2)	($0.02)
Economic fuel cost (3)	$3.31

Fuel gallons (thousands)	36,670

Effective Tax Rate	38%

Wtd. Average Share Count (thousands)
Basic	72,442
Diluted	72,608

Footnotes

(1)	Excludes special items.

(2)	Unrealized mark-to-market gains are comprised of estimated non-cash adjustments to aircraft fuel expense.

(3)	Includes fuel taxes, into-plane fuel cost, and fuel hedge gains currently expected to be realized during the fourth quarter 2012.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly US carriers. Spirit's all-Airbus fleet currently operates more than 200 daily flights to over 50 destinations within the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's guidance and estimates for fourth quarter 2012, including expectations regarding revenue, RASM, load factor, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, and expected unrealized mark-to-market fuel hedge gains or losses. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898

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